Exhibit 99.1

News Release	For Immediate Release

BancorpSouth Contacts:	Cadence Contacts:
Media	Media
Antrenise Robinson	Danielle Kernell
(662) 680-2038 direct | (662) 213-9592 mobile	(713) 871-4051 direct | (713) 392-7709 mobile
media.relations@bxs.com	danielle.kernell@cadencebank.com

Investor Relations Will Fisackerly	Investor Relations Valerie Toalson
(662) 680-2475 direct | (662) 417-5107 mobile will.fisackerly@bxs.com	(713) 871-4103 direct | (800) 698-7878 toll free vtoalson@cadencebank.com

BancorpSouth Bank and Cadence Bancorporation
Complete Their Merger

TUPELO, Miss. and HOUSTON, Texas -- October 29, 2021 – Cadence Bank (NYSE: CADE) today announced the successful closing of its previously announced merger in which legacy Cadence Bancorporation merged into BancorpSouth Bank, with BancorpSouth as the surviving company. Upon the completion of the merger, BancorpSouth was renamed Cadence Bank, and its stock will trade on the New York Stock Exchange under the symbol “CADE” beginning today.

Through this transaction, Cadence is the sixth-largest bank headquartered in its nine-state footprint with $48 billion in assets, and a presence in eight of the top 10 largest metropolitan statistical areas therein.

“With the completion of our merger, we’re positioned to be a stronger banking franchise offering relationship-focused financial services and creating new opportunities to benefit our teammates, customers, communities and shareholders,” said Dan Rollins, chairman and CEO of Cadence Bank. “Our larger scale, increased customer base, and financial strength and flexibility will allow us to become more competitive and efficient in our rapidly-changing industry, with a greater ability to meet customer needs by accelerating investments in technology solutions.”

Paul Murphy, executive vice chairman of Cadence Bank, added, “We’re excited to reach this historic milestone for our companies. The merger makes strategic sense as our community and commercial banking models complement each other – creating a balanced go-to-market business model. Combining these two successful banks will expand our branch network with more convenient locations and allow us to offer a broader range of products and services to our customers. Our shared strategic vision and our commitment to relationship-focused service and supporting our customers and communities provide us with the opportunity to build long-term value for all stakeholders.”

Cadence’s management committee includes executive leaders from both of the legacy companies. This committee has management oversight over all aspects of the company and includes the following leaders:

●	Dan Rollins, Chairman & Chief Executive Officer
●	Paul Murphy, Executive Vice Chairman
●	Chris Bagley, President
●	Valerie Toalson, Chief Financial Officer
●	Hank Holmes, Chief Banking Officer
●	Billy Braddock, Chief Credit Officer - Corporate Banking
●	Tom Clark, Chief Information Officer
●	Cathy Freeman, Chief Administrative Officer
●	Jeff Jaggers, Chief Operating Officer
●	Ty Lambert, Chief Risk Officer
●	Mike Meyer, President - Banking Services
●	Chuck Pignuolo, Chief Legal Officer
●	Sheila Ray, Chief Talent Officer
●	Keith Vander Steeg, Chief Credit Officer - Community Bank
●	Brian Walhood, President - Community Bank

The board of directors is comprised of 11 former BancorpSouth directors and eight former Cadence directors:

●	Gus J. Blass III	●	Keith J. Jackson
●	Shannon A. Brown	●	Larry G. Kirk
●	Deborah M. Cannon	●	Paul B. Murphy Jr.
●	Charlotte N. Corley	●	Precious W. Owodunni
●	Joseph W. Evans	●	Alan W. Perry
●	J. Richard Fredericks	●	James D. Rollins III
●	Virginia A. Hepner	●	Marc J. Shapiro
●	William G. "Skipper" Holliman	●	Thomas R. Stanton
●	Warren A. Hood Jr.	●	Kathy N. Waller
		●	J. Thomas Wiley Jr.

As a result of the merger, customers will not experience any immediate changes to their banking and should continue using their respective BancorpSouth or Cadence branches, checks, bank cards, online and mobile banking, and other banking services as they usually do. However, customers of both banks can now use their existing debit cards at any BancorpSouth and Cadence ATMs with no service fee.

BancorpSouth Bank and Cadence Bank will continue to operate under their respective brands until the system integration, which is expected to occur in the fourth quarter of 2022.
The combined company has dual headquarters in Tupelo, Miss. and Houston, Texas, with primary operations centers in Tupelo, Miss. and Birmingham, Ala.
About Cadence Bank
Cadence Bank (NYSE: CADE) is a leading regional banking franchise with $48 billion in assets and more than 400 branch locations across the South, Midwest and Texas. Cadence provides consumers, businesses and corporations with a full range of innovative banking and financial solutions. Services and products include consumer banking, consumer loans, mortgages, home equity lines and loans, credit cards, commercial and business banking, treasury management, specialized lending, asset-based lending, commercial real estate, equipment financing, correspondent banking, SBA lending, foreign exchange, wealth management, investment and trust services, financial planning, retirement plan management, and personal and business insurance. Cadence is committed to a culture of respect, diversity and inclusion in both its workplace and communities.
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